Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Qualification Offering Circular Amendment No.26 to the Regulation A Offering Circular of RSE Collection, LLC on Form 1-A (No. 024-11584) to be filed on or about November 4, 2022 of our report dated April 22, 2022, on our audits of the Company and each listed Series' financial statements as of December 31, 2021 and 2020, and for each of the years then ended, which report was included in the annual report on Form 1-K filed on April 22, 2022.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

November 4, 2022